Exhibit 1.1


             [LETTERHEAD OF FRIEDMAN, BILLINGS, RAMSEY & CO. INC.]




October 15, 1997

Board of Directors
Attn: Wendell T. Breithaupt
President & Chief Executive Officer
Trenton Savings Bank, FSB
134 Franklin Corner Road
Lawrenceville, New Jersey  08648


        Re:     Reorganization and Plan of Conversion Marketing Services
                --------------------------------------------------------


Gentlemen:

This letter sets forth the terms of the proposed engagement between Friedman, Billings, Ramsey and Co., Inc. ("FBR") and Trenton Savings Bank, FSB ("Trenton Savings"), concerning our Investment Banking Services in connection with the Plan of Conversion and Plan of Reorganization (the "Plan") in connection with the reorganization of Trenton Savings Bank, FSB and Peoples Bancorp, Inc. from the mutual holding company format into the stock holding company structure.

FBR is prepared to assist Trenton Savings in connection with the offering of its shares of common stock during the Subscription Offering and Community Offering as such terms are defined in the Plan. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between FBR and Trenton Savings to be executed prior to mailing of the Offering material as referred to in the third to last paragraph of this letter. The price of the shares during the Subscription Offering and Community Offering will be the price established by Trenton Savings Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to FBR and Trenton Savings.

In connection with the Subscription Offering and Community Offering, FBR will render the following services:


     1.   Act as the Financial Advisor to Trenton Savings

     2.   Create marketing materials and formulate a marketing plan

     3. Conduct training for all Directors and Employees concerning the reorganization and stock offering

     4.   Manage Stock Center and staff with FBR personnel

     5.   Assist Trenton Savings and Attorneys with listing on Nasdaq

After the Offering, FBR intends to become a Market Maker and continue converage of Trenton Savings through after market support and research.

Mr. Breithaupt
October 15, 1997
Page 2

At the appropriate time, FBR, in conjunction with its counsel, will conduct an examination of the relevant documents and records of Trenton Savings as FBR deems necessary and appropriate. Trenton Savings will make all documents, records and other information deemed necessary by FBR or its counsel available to them upon request.

For its services hereunder, FBR will receive the following compensation and reimbursement from Trenton Savings:

     1. A management fee of $50,000 payable as follows, $25,000 upon the signing of this letter and $25,000 upon receiving OTS approval of the Plan Application. Should the Plan be terminated for any reason not attributable to the action or inaction of FBR, FBR shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

     2.   A marketing  fee of 0.75% of the  aggregate  Purchase  Price of Common
          Stock sold in the Subscription Offering and Community Offering, excluding those shares purchased by Trenton Savings officers, directors, or employees (or member of their immediate families) or by an ESOP, tax-qualified or stock compensation plans (except IRA's) or similar plan created by Trenton Savings for some or all of its directors or employees. The management fee of $50,000 will be subtracted from the marketing fee.

     3.   With   respect   to   paragraphs   1   and   2   above,    the   total
          marketing/management fee will not exceed $1,000,000.

     4. The foregoing commissions are to be payable to FBR at closing as defined in the agreement to be entered into between FBR and Trenton Savings.

     5. FBR shall be reimbursed for allocable expenses incurred by them, including legal fees, whether or not the Agreement is consummated. These expenses shall not exceed $70,000.

It is further understood that Trenton Savings will pay all other expenses of the Plan including but not limited to its attorneys' fees, NASD filing fees, filing and registration fees and fees of either FBR's attorneys or your attorneys relating to any required state securities law filings, telephone charges, air freight, supplies, conversion agent charges, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purpose of FBR's obligation to file certain documents and to make certain representations to the NASD in connection with the Plan, Trenton Savings warrants that: (a) Trenton Savings has not privately placed any securities within the last 18 months; (b) other than in connection with the Bank's acquisitions of Burlington County Bank and Manchester Trust, there have been no material dealings within the last 12 months between Trenton Savings and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of Trenton Savings has any affiliation with any NASD member; (d) Trenton Savings has not granted FBR a right of first refusal with respect to the underwriting of any future offering of Trenton Savings stock; and
(e) there has been no intermediary between FBR and Trenton Savings in connection with the public offering of Trenton Savings shares, and no person is being compensated in any manner for providing such service.

Mr. Breithaupt
October 15, 1997
Page 3

Trenton Savings agrees to indemnify and hold harmless FBR and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (FBR and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by FBR of the services contemplated by, or the engagement of FBR pursuant to, this letter agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by Trenton Savings. Trenton Savings will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent; or (ii) to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted primarily from FBR's gross negligence or willful misconduct. FBR shall repay to Trenton Savings any amounts paid by Trenton Savings for reimbursement of FBR's and any Indemnified Party's expenses in the event that such expenses were incurred in relation to an act or omission with respect to which it is finally determined that FBR has acted in gross negligence or with willful misconduct. Trenton Savings also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Trenton Savings or its security holders or creditors related to or arising out of the engagement of FBR pursuant to, or the performance by FBR of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a count to have resulted primarily from FBR's gross negligence or willful misconduct.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against Trenton Savings pursuant hereto, promptly notify Trenton Savings in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies Trenton Savings of the commencement thereof, Trenton Savings may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may retain counsel to participate in the defense of any such action; provided, however, that in no event shall Trenton Savings be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties.

If the indemnification provided for in this letter agreement is for any reason held unenforceable by an Indemnified Party, Trenton Savings agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to Trenton Savings, on the one hand, and FBR on the other hand, of the Transaction as completed (whether or not the Transaction is consummated) or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as in appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of Trenton Savings, on the one hand, and FBR, on the other hand, as well as any other relevant equitable considerations. Each of the parties hereto (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders) waives all right to trial by jury in any action, proceeding or

Mr. Breithaupt
October 15, 1997
Page 4

counteraction (whether based upon contract, or otherwise) related to or arising out of our engagement pursuant to, or the performance by us of the services contemplated by, this Letter Agreement.

This letter is merely a statement of intent and is not a binding legal agreement except as to the compensation and reimbursement paragraphs number 1-5 above and the indemnity described above. While FBR and Trenton Savings agree in principle to the contents hereof and the purpose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between FBR and Trenton Savings shall be only as set forth in a duly executed Agreement, which Agreement shall include customary representations and warranties, covenants and indemnification provisions (which indemnification provisions shall supersede, in part, the indemnity described above). Such Agreement shall be in the form and content satisfactory to, among other things, there being in FBR's opinion no material adverse change in the condition or obligations of Trenton Savings or no market conditions which might render the sale of the shares by Trenton Savings hereby contemplated inadvisable.

The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia (excluding the conflicts of laws rules).

Please acknowledge your agreement to the foreging by signing below and returning to FBR one copy of this letter along with a payment of $25,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.


Very truly yours,


By:     /s/  J. Rock Tonkel                       /s/  Richard A. Buckner
        ----------------------------              ------------------------------
             J. Rock Tonkel                            Richard A. Buckner
Title:       Managing Director                         Senior Vice President



Date:  October 15, 1997


Agreed and Accepted to this 15th day of November, 1997.

Trenton Savings Bank, FSB


By:    /s/Wendell T. Breithaupt
       -----------------------------
Title:   President/CEO